EXHIBIT NO. 99.(e) 2

Dealer Agreement

MFS FUND DISTRIBUTORS, INC.

111 Huntington Avenue, Boston, Massachusetts 02199 | email: DLGDSDealerSpt@MFS.com

MFS Fund Distributors, Inc. (“we” or “us”) is the distributor of the shares of beneficial interest (the “Shares”) of each of certain MFS open-end investment companies (or constituent series thereof) registered under the Investment Company Act of 1940, as amended (the “Funds”).*  As agent for the Funds we offer their Shares for sale in accordance with the terms and conditions contained in the statutory prospectus and statement of additional information, as amended and supplemented from time to time, (collectively, the “Prospectus”) of each Fund.  (Each current Prospectus is available on mfs.com.)  As you are a member firm of the Financial Industry Regulatory Authority (“FINRA”), you may serve as a non-exclusive broker/dealer to distribute the Shares under the following terms and conditions:

SCOPE OF AUTHORITY

1. In all transactions covered by this Agreement, you shall act only as agent for your customers and not as our agent or the agent for the Funds except for the limited purpose of receiving orders from your customers for the purchase and redemption of Shares.  In all sales of the Shares to the public, you shall act as principal or dealer for your own account.

2.  Nothing contained in this Agreement shall be deemed to constitute or create a partnership, association, joint venture, or agency relationship between us or between you and the Funds.

3.  Neither you nor any person associated with you shall give any information or make any representation concerning the Funds or the Shares except those contained in the then-current Prospectus and in any sales literature or other material issued by us supplemental to such Prospectus and used in conformity with applicable rules or conditions.  Shares shall only be offered by means of the Prospectus.  To the extent that a Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall control.

TRANSACTIONS IN FUND SHARES

4. Orders.

(a) All transactions pursuant to the Agreement shall be made only to cover orders to purchase, redeem, and exchange Fund Shares (“Orders”) already received by you.  You warrant that each transaction which you initiate will have been authorized by your customer prior to initiation.  Where necessary, you agree to provide all information for us and the Funds to comply properly with all federal, state and local reporting requirements for your customer accounts. You shall not withhold placing Orders received from your customers so as to profit yourself.  Each Fund reserves the right to reject any Order that is not in proper form as determined in the sole discretion of its transfer agent (“Transfer Agent”).  You shall not make any conditional or contingent Orders of Shares.  Except as permitted by applicable law, you agree not to purchase any Shares from your customers at a price lower than the net asset value per share next quoted

*  This Agreement shall also apply to any other investment products, in addition to the Funds, for which we serve as distributor (“Investment Products” or, collectively with the Funds, the “Funds”).  Interests in all such products, whether structured as shares, units, or other denominations shall be referred to as “Shares” for purposes of this Agreement.

on behalf of the Fund.  You agree that you shall not make available Shares of any Fund in any state or other jurisdiction in which we inform you that the Shares may not be lawfully offered for sale.

(b) You represent that you will maintain policies and procedures in place to ensure that Orders received by you in proper form prior to the earlier of (i) the close of regular trading on the New York Stock Exchange; or (ii) such other time permitted by the Prospectus from time to time (collectively, “Close of Trading”) are segregated from Orders received by you after the Close of Trading and that such Orders are properly transmitted to us for execution at the net asset value calculated as of the next Close of Trading following receipt of such Orders by you.  You represent that, after due inquiry and diligence, you believe that policies and procedures have been designed and implemented effectively by any third parties to whom you have delegated the responsibility to distinguish and appropriately process Orders for the purchase and redemption of Shares received by you prior to and after the Close of Trading.

(c)  Certain Prospectuses provide for discounts for certain shareholders or groups of related shareholder accounts or sales charge waiver categories.  You shall be responsible for communicating these discounts and waivers to your customers, ascertaining whether your customer is entitled to any discount or waiver of the sales charge, and communicating that information to Transfer Agent at the time you submit the Order.  The foregoing shall include advising of any Letter of Intent signed by your customer or Right of Accumulation available to such customer, both pursuant to the terms of the relevant Prospectus.  Your submission of an Order shall constitute a confirmation that you have undertaken such steps.  In the event that you fail to provide us with information concerning the availability of discounts as provided herein, you, and not we or the Funds, shall be responsible for reimbursing your customer any applicable discount or waiver amount.  Further, you agree that you shall apply any scheduled discount in, or waiver of, the sales charge uniformly to all customers in the classes specified in the Prospectus to the extent required by law.

5. Acceptance

Each Fund may reject for any reason, or cancel as permitted or required by law, any purchase Orders.  No Share shall be considered to have been sold by you and no compensation will be payable to you with respect to any Order for Shares which is rejected by a Fund or its agent.  The Funds reserve the right to suspend or withdraw the offering of Shares at any time, without notice.  Each Fund reserves the right to delay for one or more business days the processing of exchange requests in the event that, in the judgment of its agent, such delay would be in the Fund’s best interest, in which case both the redemption and purchase side of the exchange will receive the Fund’s net asset values at the conclusion of the delay period.

6. Settlement

(a) With respect to all Orders you place for the purchase of Fund Shares, settlement shall be made with us within the applicable time frame set forth under applicable law.  If payment is not so received or made, the transaction may be cancelled or, at our option, we may redeem the Shares that you ordered, in either event without any responsibility or liability on our part or on the part of the Funds, and we, and/or the respective Funds, may hold you responsible for any loss, expense, liability, or damage, including loss of profit suffered by us and/or the respective Funds, resulting from your delay or failure to make payment as foresaid.  You shall not be entitled to any gains generated thereby.

(b)You shall assume responsibility for any loss to the Fund and administrative costs of Transfer Agent caused by a correction to or cancellation of an Order made by you subsequent to trade date or by any Order placed by you on an as-of basis subsequent to the date you received such Order from your customer, provided such correction/cancellation was not based on any error, omission, or negligence on our part, and you shall immediately pay such loss upon notification by us.

7. Procedures

You and we agree to process Orders, correct trades, maintain accounts, and perform all other functions under this Agreement in accordance with the procedures set forth in Schedule A—Operational Procedures, which is incorporated into this Agreement by reference, the terms of the applicable Prospectus, this Agreement, the account application, and such other written instructions provided by us or Transfer Agent to you from time to time.

WARRANTIES AND REPRESENTATIONS

8. Each party represents and warrants that it is (i) registered as a broker/dealer under the Securities Exchange Act of 1934, as amended (ii) qualified as a broker-dealer in all states where it transacts business; and (iii) a FINRA member in good standing.  Each party hereto will maintain its broker-dealer registration and qualifications and its FINRA membership in good standing throughout the term of this Agreement.

9. You represent, warrant and agree to comply at all times with all applicable state and federal laws and regulations and self-regulatory organization rules that relate to your actions and obligations under this Agreement, including without limitation FINRA’s rules.  You agree to comply with the provisions, terms, and conditions of the Funds’ Prospectuses that relate to your actions and obligations under this Agreement including, without limitation, those provisions relating to frequent trading of Fund Shares.  You acknowledge that all individuals and entities for whom you serve as agent for the purchase and redemption of Shares are solely your customers and, for the purposes described in this Agreement, are not our customers or those of the Funds’ or our respective affiliates. You acknowledge your full responsibility for the suitability of your recommendations, solicitations, and sales to customers and your responsibility for ensuring that customers are aware of the advantages and disadvantages of selecting one class of Shares over other classes, including the specific costs and economic advantages or disadvantages of each Share class in the particular circumstances of each customer.  You acknowledge that neither we, our affiliates, nor the Funds have the responsibilities stated in the preceding sentence with respect to your customers.  You acknowledge that certain sales literature prepared by us is authorized for distribution only when preceded or accompanied by a Prospectus, and you agree to provide all customers with the Prospectus and any required point of sale disclosure documents prior to or at the time such customer purchases Shares in accordance with applicable federal and state securities laws and regulations and self-regulatory organization rules.  We will furnish additional copies of the Prospectuses and such sales literature and other material issued by us in reasonable quantities upon request.

COMPENSATION

10. In accordance with the terms of the then-current Prospectus of each Fund, with respect to accounts for which you are the dealer of record, you shall generally be eligible to receive compensation on the sale of Shares by you in the form of (i) upfront commissions and ongoing asset-based compensation based on sales charges received and expected to be received by us from shareholders; and (ii) Rule 12b-1 distribution and service payments received by us from those Funds which have adopted a Rule 12b-1 Distribution Plan (“Distribution Plan”).  Any compensation pursuant to a Distribution Plan shall be in consideration for your performance of distribution and marketing services in the promotion of the sale of Shares and/or shareholder servicing and account maintenance activities.  With respect to Distribution Plan payments to you, our obligation to make such payments shall be incurred only after, for as long as, and to the extent that, we receive from the Fund (and do not waive receipt of) an amount equivalent to the amount payable to you.  We may withhold and retain from the amount of compensation payable to you pursuant to this Agreement a sum sufficient to discharge any amount due and payable by you to us.  Except for compensation accrued and payable prior to the effective date of the termination of this

Agreement, no compensation shall be payable under this Agreement after the effective date of its termination.

CLEARING FIRMS

11. Should you provide brokerage clearing services to broker-dealers or other financial intermediaries who wish to sell Shares to their customers (“Originating Firms”), you represent that you and each such Originating Firm are parties to a clearing agreement which conforms in all respects to the requirements of FINRA or, as applicable, the rules of a national securities exchange.  In connection with your provision of such brokerage clearing services, you acknowledge and agree that you are responsible for ensuring that Shares are sold in compliance with the terms and conditions of this Agreement and each applicable Prospectus as if you had conducted such offer and sales of Shares yourself.

ASSET-BASED FEE PROGRAMS

12. In accordance with the terms of the relevant Prospectus, you may purchase Class A Shares of the Funds for sale to your customers in an asset-based program made available by you to your customers (the “Asset-based Program”) and afford your Asset-based Program customers the opportunity to purchase such Shares at net asset value PROVIDED THAT you notify us in advance of any such purchase and institute operational procedures and requirements as established by us from time to time.  You acknowledge that you are solely responsible for any Asset-based Program made available by you to your customers.  You shall receive no compensation with respect to any such sales, but will be entitled to receive any service payments otherwise payable with respect thereto pursuant to the applicable Prospectuses.

MFS 529 SAVINGS PLAN

13. You may submit orders to purchase interests in the MFS 529 Savings Plan provided that you satisfy the representations and warranties and the terms and conditions of SCHEDULE B—MFS 529 Savings Plan attached hereto and incorporated by reference.

MFS IRA ACCOUNTS

14. We hereby appoint you as our agent solely for the limited purposes of accepting a properly completed and signed agreement to establish an MFS IRA, including but not limited to the MFS Traditional and MFS Roth IRA (“MFS IRA Agreement”), accepting initial and subsequent contributions to an MFS IRA and, as described in this section, delivering the appropriate MFS IRA Trust and Disclosure Statement and providing withholding notice.  In connection with Orders submitted by you for the purchase of Shares on behalf of a client with an MFS IRA, you represent that you shall adhere to the requirements for establishing an MFS IRA.  You further represent that you shall not place such Order until you have received from your customer payment for such purchase and, if such purchase represents the first contribution to such MFS IRA, the executed MFS IRA documents necessary to establish such MFS IRA.  You further represent and warrant that your MFS IRA customer has received the appropriate MFS IRA Trust and Disclosure Statement before such Order is placed.  You agree to furnish us with an executed MFS IRA Agreement promptly after the Order is placed.  You hereby represent and warrant that relative to any distribution requests transmitted by you, you shall provide the MFS IRA owner with a complete and proper notice of his or her right to elect not to have amounts withheld for tax purposes.

PRIVACY

15. Each of us represents that we take all actions necessary to comply with the requirements of applicable federal and state laws, rules, and regulations, including but not limited to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq. and SEC Regulation S-P, as amended from time to time, regarding the security, protection, and confidentiality of personal, consumer, and customer information (collectively, “non-public personal information”).  The parties agree that any non-public personal information that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that it shall not disclose or use any such non-public personal information for any purpose except to the extent necessary to carry out the purposes of this Agreement or as permitted by law in the ordinary course of business to carry out these purposes.  Each party to this Agreement represents and warrants that it has adopted written policies and procedures in compliance with applicable federal and state laws, rules, and regulations that effectively address administrative, technical, and physical safeguards for the protection of non-public personal information, detection of unauthorized access to or acquisition of non-public personal information, and the proper destruction of materials containing non-public personal information.

ANTI-MONEY LAUNDERING

16. Each party represents and warrants that it is a financial institution subject to the U.S. Bank Secrecy Act of 1970, as amended (31 U.S.C. § 5311 et seq.) (the “BSA”), and is in compliance with, and throughout the term of this Agreement will continue to comply with, its obligations under the BSA and the implementing regulations and applicable regulatory guidance thereunder (collectively, the “AML Laws”).  Each party further represents and warrants that, throughout the term of this Agreement, it will remain in compliance with its obligations under Rule 17a-8 under the 1934 Act, and with the anti-money laundering rules of relevant self-regulatory organizations.

17. You represent and warrant that you are not a foreign shell bank (i.e., a non-U.S. bank without a physical presence in any country) and that you will not introduce to us customers who are foreign shell banks.  You further represent and warrant that, to the extent you are a foreign bank, you will comply with our requests for periodic certifications as necessary for us to meet our obligations under the AML Laws.

18. You agree to provide us with such assistance as may be reasonably necessary to fulfill our obligations under the AML Laws or the requirements of our anti-money laundering compliance program.  Each party represents and warrants that it has taken, and will continue to take, appropriate steps necessary to continually avail itself of the safe harbor provided by Section 1010.540 of Title 31, Code of Federal Regulations, relating to the voluntary sharing of information among financial institutions regarding suspected terrorist or money laundering activity.

19. You represent and warrant that you are in compliance with, and throughout the term of this Agreement will continue to comply with, all U.S. economic or trade sanctions administered by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”).  You further represent and warrant that you have implemented and maintain appropriate procedures and controls designed to cause you to comply with the sanctions programs administered by OFAC and that such procedures include, but are not limited to, appropriate ongoing due diligence regarding the identity of customers to ensure that such persons are not subject to OFAC’s Specially Designated Nationals and Blocked Persons list, as amended from time to time.

USE OF NAMES

20. We, our affiliates and the Funds (the “MFS parties”) are the owners of various trademarks, service marks, and Fund names (collectively, the “MFS Logos”).  We grant you a non-exclusive, non-transferable, royalty-free license to use the MFS Logos in your sales literature provided you do nothing inconsistent with the ownership of the MFS Logos by us and our affiliates; you use the MFS Logos in your sales literature only in the form and manner preapproved by us; and you agree to place all necessary and proper notices and legends on the sales literature in order to protect the interest of the MFS parties in the MFS Logos.  The license granted herein shall terminate automatically upon the termination of this Dealer Agreement or, in whole or in part, upon written notice by us in the event you breach the terms of this section.  Upon termination of this Agreement, you shall forthwith cease to use the MFS Logos.  If you make any unauthorized use of the MFS Logos, the parties acknowledge that the MFS parties shall suffer irreparable harm for which monetary damages may be inadequate and thus, each MFS party shall be entitled to injunctive relief, as well as any other remedy available under law.

INDEMNITY

21. You agree to indemnify and hold harmless us, each Fund, and our and their affiliates, officers, trustees, directors, employees and agents (“Indemnified Parties”) from and against any claims, losses, costs or liabilities, including reasonable attorneys’ fees (collectively, “Losses”) arising out of, or based upon, or otherwise connected with any failure by you to comply with the terms of this Agreement; any breach by you of any representation, warranty, or covenant made in or pursuant to this Agreement; any actions or omissions by the Indemnified Parties made in reliance upon any instructions provided to the Indemnified Parties by you or on your behalf.  This paragraph 21 shall survive the termination of this Agreement.

RECORD RETENTION, AUDIT, AND REGULATORY MATTERS

22. You shall maintain all records required to be kept by state and federal law relating to your actions pursuant to this Agreement and, upon our request, shall promptly make such records available to the Fund(s).  We and/or the Fund(s) each reserves the right to conduct an audit of you and your affiliates to monitor compliance with the terms of this Agreement and the Funds’ policies on the acceptance of Orders for purchase or redemption and frequent trading.  Such audit(s) may be conducted by us or our agent upon reasonable notice.  This Section shall survive the termination of this Agreement with respect to transactions occurring before such termination.

TERM, AMENDMENT, AND ASSIGNMENT

23. Each party has the right to cancel this Agreement upon 10 days notice to the other party or immediately upon written notice of a material breach of this Agreement.  This Agreement shall terminate automatically in the event (i) an application for a protective decree under the provisions of the Securities Investor Protection Act of 1970 is filed against you, (ii) you file a petition in bankruptcy or a petition seeking similar relief under any bankruptcy, insolvency, or similar law, or a proceeding is commenced against you seeking such relief, or (iii) you cease to be a member in good standing of FINRA.  We reserve the right to amend this Agreement, in whole or in part, or to assign this Agreement to an affiliate, at any time, and you agree that an Order to purchase Shares of any one of the Funds by you after notice of any such amendment or assignment has been sent to you shall constitute your agreement to any such amendment or assignment.  No amendment to this Agreement shall be valid unless agreed upon in writing by us.  You shall not assign this Agreement except with our prior written consent.

NOTICES

24. All communications to us should be sent to the above address.  Any notice to you shall be fully given if sent via mail, overnight courier, email or facsimile to you at the address specified by you below.

MISCELLANEOUS

25. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

26. This Agreement supersedes and cancels any prior agreement between us, whether oral or written, relating to any subject covered by it.  It shall be binding upon the parties when signed by you and accepted by us or in accordance with Section 23.

27. In the event that any account for which you are broker-dealer with any Fund represents more than 5% of the outstanding Shares of that Fund, we may request that you confirm its status as a shareholder of record and confirm whether any of your customers own beneficially more than 5% of the outstanding shares of that Fund through your account.  For this purpose, we will indicate in our inquiry the number of Shares that equal 5% of the outstanding Shares.  You agree to reply promptly to any such inquiries.

28. Each Fund and Transfer Agent are intended third party beneficiaries of Sections 4 through 7 (Transactions in Fund Shares) and Schedules A and B of this Agreement.  Each Fund, Transfer Agent, and their respective subsidiaries, affiliates, officers, directors, trustees, agents, and employees are intended third party beneficiaries of Section 21—Indemnity.  Any such intended third party beneficiary shall be treated as a party to this Agreement solely to the extent necessary for such third party beneficiary to enforce its rights under this Agreement.

29. The headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.

30. The illegality, invalidity, or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity, or enforceability under the law of any other jurisdiction nor the legality, validity, or enforceability of any other provision.

MFS FUND DISTRIBUTORS, INC.

Michael S. Keenan, Authorized signer

The undersigned hereby accepts the terms set forth in this Dealer Agreement.

Firm:

Address:	email:

By:

Print Name:	Dated:
Authorized Signer

SCHEDULE A

OPERATIONAL PROCEDCURES

Client-shareholder Information

1. Agreement to Provide Information.  To the extent you are, or during the term of this Agreement become, a financial intermediary as defined in Rule 22c-2 under the Investment Company Act of 1940, you agree to provide the Fund or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account and the amount, date, name, or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.

(a)              Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund or its designee may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(b)              Form and Timing of Response. You agree to transmit the requested information that is on your books and records to the Fund or its designee promptly and in a secure manner, but in any event not later than 5 business days, after receipt of a request. If the requested information is not on your books and records but on the books and records of an indirect intermediary, you agree to (A) use reasonable efforts to provide or arrange to provide to the Fund or its designee the requested information regarding shareholders who hold an account with an indirect intermediary; or (B) if directed by the Fund or its designee, block further purchases of Fund Shares from such indirect intermediary. In such instance, you agree to inform the Fund or its designee whether you plan to perform (A) or (B). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.  For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2 under the Investment Company Act of 1940.

(c)               Limitations on Use of Information. The Fund agrees to use the information provided solely for the purposes of facilitating the Fund’s compliance with Rule 22c-2 and not for marketing or any other purpose without your prior written consent.

2. Agreement to Restrict Trading. You agree to execute written instructions from the Fund or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund or its designee as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(a)              Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(b)              Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five business days after its receipt of the instructions.

(c)               Confirmation by Service Provider. You must provide written confirmation to the Fund or its designee that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

3. Definitions. For purposes of this paragraph:

(a) The term “Fund” includes the fund’s principal underwriter and transfer agent. The term not does include any “excepted funds” as defined in Rule 22c-2(b) under the Investment Company Act of 1940.

(b) The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by Service Provider.

(c) The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by Service Provider in nominee name.

(d) The term “written” includes electronic writings and facsimile transmissions.

NSCC Fund/SERV and Networking Agreement

If we and you process transactions through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system (“Fund/SERV”) and the NSCC Networking system (“NETWORKING”), the following provisions shall apply with respect to such transactions:

1. General:

(a) We represent that we are a member of the NSCC.  You represent that you are a member of the NSCC or otherwise have access to Fund/SERV and NETWORKING through a registered clearing agency.

(b) You and we each agree to abide by the Rules and Procedures of the NSCC (“Rules”) and that the Rules shall be part of the terms and conditions of each Fund/SERV or NETWORKING transaction between us.

2. Fund/SERV and Networking:

(a) On each business day that the NYSE is open for business and on which the Funds determine their per Share net asset values (“Business Day”), Transfer Agent shall accept and effect changes in its records upon receipt of Orders and registration instructions submitted electronically by you through Fund/SERV and/or NETWORKING without supporting documentation from customers for whom you are the dealer of record or with respect to which you are the clearing broker to the originating firm.

(b) You shall adopt, implement, and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Fund/SERV and/or NETWORKING and to limit the access to, and the inputting of data into, Fund/SERV and NETWORKING to persons specifically authorized by you.

(c) You certify that all instructions delivered to Transfer Agent on any Business Day shall have been received by you from your customer prior to the Close of Trading on such Business Day and that any instructions received by you after the Close of Trading on any given Business Day will be transmitted to Transfer Agent the next Business Day.  You also certify that all such instructions received by you from your customer by the Close of Trading on any Business Day will be delivered to Transfer Agent on such Business Day.

(d) For each Fund/SERV and/or NETWORKING transaction, including transactions establishing a customer account with Transfer Agent, you shall provide the Funds and Transfer Agent with all information necessary or appropriate to establish and maintain such account (and any subsequent changes to such information) and to process such transactions which information you hereby certify is and shall remain true and correct.  Each instruction shall be deemed to be accompanied by a representation by you that you have received proper authorization from each person whose purchase, redemption, account transfer, or exchange transaction is effected as a result of such instruction.  You agree that we shall not be responsible for changes to the account until a reasonable time after receipt.

(e) You shall maintain documents required by the Funds or by applicable law, rules, or regulations.

(f) We and you may agree to participate in NETWORKING pursuant to a mutually agreeable Matrix Level(s) established by the NSCC.  Each Party shall perform any and all duties and functions assigned to it pursuant to each Matrix Level and as otherwise established by the NSCC from time to time in a competent manner and in compliance with all applicable laws, rules, and regulations, the then-current Prospectuses, and any provisions or requirements relating to NETWORKING in this Agreement.

(g) You shall comply in all respects with any and all applicable obligations relating to withholding pursuant to the Internal Revenue Code of 1986, as amended (“Code”) and shall promptly advise us of any matter that may affect our responsibilities (or those of the Funds) pursuant to the Code.  We shall provide to you in a timely manner the information regarding the Funds to be included in your customers’ tax statements for the period during which each NETWORKING account was maintained under Matrix Level 3 at any time during a taxable year.

(h) You and we shall cooperate with each other in the solicitation of proxies on behalf of the Funds.

(i) For each NETWORKING account maintained under a Matrix Level in which cash dividends are received by you from the Funds or us for payment to your customers, you shall be solely responsible for ensuring that all cash dividends received by you are paid to your customers in a timely manner.  In such circumstances, you shall be solely responsible for any liabilities arising from such cash dividend payments reported by your customers as lost, stolen, materially altered, or forged.

(j) Trade Corrections/Cancellations.  Trade corrections and cancellations may be submitted via NSCC’s FundSERV system.  Processing corrections which result from any delay or error caused by you that exceed the correction dollar or date threshold limit imposed by the Fund may be adjusted outside the Fund/SERV system upon receipt of a written request from an individual duly authorized to request such correction by you and in such form as required by Transfer Agent.  In either event, you shall be responsible for the cost to the Fund, and administrative costs to Transfer Agent, for any such corrections.

(k) The official records of each NETWORKING account shall be determined by us.  In the event of any discrepancy between your records and our records regarding a NETWORKING account, our records shall control pending resolution of the discrepancy.  You will promptly provide us with all applicable information regarding adverse claims, governmental and legal inquiries, and correspondence relating to shareholder accounts that is necessary to facilitate proper handling by us.  You also agree that you will, on behalf of each Fund, report to your customers all information which is required to be reported by the Fund on customer confirmations or otherwise under any statute, rule, or regulation or under the terms of the Prospectus, or which is provided by us or the Fund to you for reporting to customers.  You will obtain and maintain, and upon request provide to us, for each Networking account all forms, applications, waivers, exemptions, certifications or other documents or information required by applicable laws, rules, or regulations.

(l) DCC&S Trading.  If you elect to use the NSCC’s Defined Contribution Clearance and Settlement Service (DCC&S), you will transmit trades to the NSCC by the Fund’s stated deadline (currently 6:30 a.m. E.T., NSCC Transmission cycle 8) on T + 1.  If you miss the transmission deadline for a DCC&S trade and do not notify Transfer Agent of that failure, any resulting as-of loss shall be your sole responsibility.  If the NSCC trading platform is unavailable, you must contact Transfer Agent as soon as possible, but no later than 10:00 a.m. E.T., on T+1 to arrange alternative processing.

(m) Standing Instruction Regarding DCC&S Redemption Trades in Overstated Dollar or Share Amount.  If you submit redemption orders in Shares to Transfer Agent on behalf of retirement plan clients through the DCC&S (“Orders”), you instruct Transfer Agent and agree as follows:

(i)                 any order to redeem Shares held in an account transmitted by you to Transfer Agent as a dollar amount that exceeds the dollar amount of settled Shares held in that account on the date the Order was transmitted (“Trade Date” or “T”) shall be deemed to be an Order received by Transfer Agent in proper form for the dollar amount of settled Shares held in that account on Trade Date; and

(ii)             any order to redeem Shares held in an account transmitted by you to Transfer Agent as a Share amount that exceeds the amount of settled Shares held in that account on Trade Date shall be deemed to be an Order received by Transfer Agent in proper form for the amount of settled Shares held in that account on Trade Date.  You shall, immediately upon notification by Transfer Agent of the overstated dollar or share amount (but in no event later than T+1), either (i) resubmit the Order through the NSCC in the correct Share or dollar amount of the settled Shares in the account on Trade Date; or (ii) if resubmission of the Order through NSCC is not available, either request that Transfer Agent manually process the Order or notify Transfer Agent if you will re-submit the Order through DCC&S.  You shall indemnify and hold harmless Transfer Agent against any and all loss, liability, claim, damage, and expense whatsoever that Transfer Agent may suffer or incur as a result of any action taken by it pursuant to this Standing Instruction.

Instructions

Transfer Agent may, in its sole discretion, accept instructions from you in connection with redemptions, exchanges, trade corrections, wire order purchases, and account maintenance requests (“Instructions”) for any account for which you are the Broker/Dealer of Record upon receipt from you of Instructions through NSCC Fund/SERV, e-mail, or facsimile in such form as Transfer Agent requires without receiving a copy of the written instructions signed by your duly authorized officer or the affected customer.  In connection with these requests, you represent and warrant that at the time of each such request and subsequent action:  you shall be the broker-dealer of record listed on the affected customer account; each customer shall have duly authorized you to request us or Transfer Agent to take the specified action; the Instruction is correct; and such request has been duly authorized by an appropriate officer of your firm.

SCHEDULE B

MFS 529 SAVINGS PLAN

This Schedule B shall supplement the Dealer Agreement, as amended and currently in effect (the “Agreement”), between MFS Fund Distributors, Inc. (“MFD” or “us”) and you (“Dealer” or “you”).  MFD and Dealer hereby agree as follows.

1. MFS College Savings Plan.  MFD has entered into a Program Management Agreement with the Oregon Qualified Tuition Savings Board to serve as Program Manager for the MFS 529 Savings Plan (the “MFS 529 Plan”).  The MFS 529 Plan has been established under a declaration of trust pursuant to Sections 348.841 to 348.873 of the Oregon Revised Statutes, as amended, and operates as a qualified tuition program pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (the “Code”).  MFD is authorized under the Program Management Agreement to distribute trust interests (the “Interests”) in the MFS 529 Plan.  Class 529A, class 529B, and class 529C shares of certain MFS Funds may serve as underlying investments for all or some of the assets of the MFS 529 Plan (the “Investment Funds”).  MFD offers to make available Interests in the MFS 529 Plan for sale by you to your customers, and such Interests held by each of your customers shall constitute an account (an “Account”) in the MFS 529 Plan.  Interests are offered pursuant to the terms of, and effected in accordance with, the then-current program description, disclosure statement, participant agreement, or other offering document (which incorporate the prospectuses of the Investment Funds by reference), including any supplements or amendments thereto, of the MFS 529 Plan (the “Disclosure Statement”).  The Disclosure Statement shall constitute an “official statement” within the meaning of Rule 15c2-12 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules of the Municipal Securities Rulemaking Board (the “MSRB”). To the extent that the Disclosure Statement contains provisions that are inconsistent with the terms of this Supplement, the terms of the Disclosure Statement shall be controlling.  In all transactions covered by this Supplement you shall act only as agent for your customers and in no transaction shall you have authority to act as agent for the MFS 529 Plan, MFD, or any representative agent thereof, except as specified hereunder.

2. Orders.  All orders to purchase Interests received from you will be accepted by us only based on the public offering price applicable to each order, as established by the Disclosure Statement, which incorporates by reference the then-current prospectus of the applicable Investment Fund.  Upon receipt from you of any order to purchase Interests we will send a written confirmation of such trade (indicating that the trade was on a fully disclosed basis) to your customer.  All orders are subject to acceptance or rejection in our sole discretion.  We will not accept from you any conditional orders for Interests.  Payment for Interests ordered by you shall be made in accordance with the provisions for payment for (or cancellation of the sale of) Shares specified in Section 6 of the Agreement.  Interests sold through you hereunder shall be available to you for delivery against payment at the office of our agent, MFS Service Center, Inc. (“MFSC”), unless other arrangements are made with us for delivery and payment.  You are authorized to offer and sell Interests only in accordance with the Disclosure Statement, this Supplement, the Prospectuses and any other terms and conditions and procedures as we may from time to time prescribe.  We reserve the right, in our discretion, without notice, to suspend sales or withdraw the offering of Interests entirely.

3. Commissions/Service Fees.  You will earn the commissions and service fees applicable to the sale of the Interests as disclosed in the Disclosure Statement, which incorporates the then-current Prospectuses of the Investment Funds.  Service fees will be paid on the same terms and conditions as set forth in Section 10 of the Agreement.  You shall provide to us, on a timely basis, such information as we may reasonably request concerning the amounts received pursuant to this Section 10 to enable us to provide required information to any governmental authority having responsibilities for or jurisdiction over the Program.

4. Offering Materials.  You agree to deliver copies of the then-current Disclosure Statement and prospectuses of the applicable Investment Funds to your customers at or before the establishment of an Account and the purchase of the Interests and in accordance with applicable law.  No person is authorized to make any representations concerning interests in the MFS 529 Plan except those contained in the current Disclosure Statement and in such information subsequently issued by us as information supplemental to such Disclosure Statement, and in the prospectuses of the Investment Funds.  You shall not (i) furnish to any person any information relating to Interests in the MFS 529 Plan that is inconsistent in any respect with the information contained in the Disclosure Statement or the prospectuses of the Investment Funds (as then amended or supplemented), or (ii) distribute any other promotional documents or other sales literature relating to the MFS 529 Plan or the Investment Funds except such documents provided to you by us.  Except for materials provided by us to you, you shall not use, through the internet or otherwise, any sales literature or advertisement regarding the MFS 529 Plan without our prior written consent.  We will supply you with additional copies of Disclosure Statements in reasonable quantities upon request.

5. Operational Procedures.  You agree to comply with all operational procedures and documentation requirements relating to the establishment of Accounts, the collection and investment of contributions, distributions, withdrawals, transfers, account changes, and maintenance, and the use of NSCC facilities (including Fund/SERV and Networking) in connection therewith, which we may furnish to you in writing from time to time.  We reserve the right to revise such operational procedures upon 10 days’ notice to you.  We shall have full authority to take such action as we may deem advisable in respect of matters pertaining to the offering of interests in the MFS 529 Plan.  We shall be under no liability to you or to your customers except for lack of good faith and for obligations expressly assumed by us herein.

6. Representations and Warranties.  (a) You hereby acknowledge that the Interests in the MFS 529 Plan constitute “municipal fund securities” as defined under the rules of the MSRB.  You hereby represent that you are registered under the 1934 Act as a municipal securities dealer and are a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”), and that you and all of your personnel who will engage in any services under this Supplement will at the time thereof be duly qualified and licensed to do so.  You further represent that you, your agents, employees, and every natural person associated with you who is required to be so qualified are qualified under the rules of the MSRB to effect transactions in municipal fund securities.  You further represent that you and your agents and employees will comply with the rules of the MSRB and all other federal and state laws and rules and regulations applicable from time to time in connection with your offering of Interests in the MFS 529 Plans.  You agree to notify us immediately in the event of (i) your disqualification under the rules of the MSRB, (ii) your violation of any applicable federal or state law, rule or regulation, including without limitation those of the Securities and Exchange Commission, FINRA, MSRB or other self-regulatory organization, arising out of or in connection with this Supplement which may affect in any material way your ability to act in accordance with the terms of this Supplement or the Disclosure Statement, or (iii) your receipt of notice of any investor complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to the MFS 529 Plan, and you agree to provide us information and documentation thereon as we may request.

(b) We hereby represent that (i) the Interests are “municipal fund securities” as defined under the rules of the MSRB; (ii) the Interests are not required to be registered under the Securities Act of 1933; (iii) neither the Program nor any underlying Trust nor any Interest is required to be registered under the Investment Company Act of 1940; (iv) in connection with the MFS 529 Plan, you will not be responsible for any reporting and recordkeeping obligations under Rule 15c2-12 under the 1934 Act; and (v) any required state blue-sky filings have been made with respect to the Interests.

7. Suitability.  You agree to take full responsibility for the suitability requirements of Rule G-19 of the MSRB and proper supervision of recommendations to your customers and to ensure that such customers are aware of the advantages and disadvantages (including state taxation) of establishing and contributing to the MFS 529 Plan and are aware of the other qualified tuition programs and other education savings and investment programs currently available to them.

8. Miscellaneous.  Either you or we may terminate this Supplement upon 10 days’ written notice to the other.  This Supplement may be amended by us at any time, and your engaging in activities in connection with the offer or sale of Interests after the effective date of any such amendment shall constitute your acceptance thereof.  Section 14 of the Agreement is amended to add, after “the Units placed by you,” the following language: “or interests (of any sort) in investment products sponsored or distributed by MFS Fund Distributors, Inc. and placed by you.” We may from time to time be authorized to distribute interests in other qualified tuition programs established under Section 529 of the Code, and we may amend this Supplement to make available interests in such other qualified tuition programs for sale by you to your customers.

This Schedule B shall govern in the event of any conflict between its terms and those of the Agreement.  All capitalized terms that have not been defined in this Schedule B shall have the meanings ascribed to them in the Agreement or Disclosure Statement, as applicable.

164229-09/09

Dealer Agreement

MFS FUND DISTRIBUTORS, INC.

111 Huntington Avenue, Boston, Massachusetts 02199 | email: DLGDSDealerSpt@MFS.com

*  This Agreement shall also apply to any other investment products, in addition to the Funds, for which we serve as distributor (“Investment Products” or, collectively with the Funds, the “Funds”).  Interests in all such products, whether structured as shares, units, or other denominations shall be referred to as “Shares” for purposes of this Agreement.